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                                                                  EXHIBIT 99(a)


[KOGER LETTERHEAD]


                                                             KOGER EQUITY, INC.
                                                    8880 Freedom Crossing Trail
                                                    Jacksonville, Florida 32256
                                                Main Telephone # 904 - 732-1000
                                                             Fax (904) 538-8879


                                                                           NEWS


                   KOGER EQUITY REPORTS THIRD QUARTER RESULTS


JACKSONVILLE, FLORIDA--NOVEMBER 13, 2000--Koger Equity, Inc. (the "Company") (NYSE:KE) today reported results for the quarter ended September 30, 2000.

Thomas J. Crocker, Chief Executive Officer of the Company, said, "Funds from Operations ("FFO") for the third quarter were $0.58 per share, an increase of approximately 2% from the third quarter of 1999. FFO for the nine months was $1.43 per share, a decrease of 17% from the corresponding period in 1999. The first half of 2000 included one-time charges for severance and other costs of $0.38 per share. Before these charges, FFO would have been $1.81 per share, approximately a 5% increase from the nine month period in 1999."

FINANCIAL HIGHLIGHTS

- Total rental and other rental services revenues increased $1.6 million (up 4.1%) for the quarter ended September 30, 2000, compared to the same period last year. For the nine months ended September 30, 2000, rental and other rental services revenues increased $7.9 million (up 6.8%) compared to the same period last year.

- In the quarter ended September 30, 2000, net income decreased $2.2 million (down 19%) compared to the same period last year. This decrease was due primarily to the reduction in gain on sale or disposition of assets. For the nine months ended September 30, 2000, net income decreased $7.9 million (down 27.7%) compared to the same period in 1999. Excluding one-time charges, net income would have increased by $3.5 million over the first nine months of 1999.

- Funds from operations ("FFO") increased $59,000 for the quarter ended September 30, 2000, compared to September 30, 1999. For the nine months ended September 30, 2000, FFO decreased $8.3 million compared to the same period in 1999. Excluding one-time charges, FFO would have increased $2.4 million (4.9%).


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FINANCIAL HIGHLIGHTS (continued)

- On a per diluted share/unit basis, FFO increased 1.8%, to $0.58 in the third quarter 2000, from $0.57 for the third quarter of 1999. For the nine months ended September 30, 2000, FFO per diluted share/unit decreased 17.3% to $1.43 from $1.73 for the same period in 1999. Excluding one-time charges, FFO per diluted share/unit would have been $1.81 (up 4.6%).

- At September 30, 2000, the debt-to-total-market capitalization ratio of the Company was approximately 42%.

- During the third quarter, the Company's Board of Directors declared a dividend of $0.35 per share.

- During the first nine months, the company repurchased 1,209,980 shares of its common stock.

LEASING ACTIVITY

-        Significant leasing activity for the third quarter included:
         - 48,900 feet with State of Florida - Department of Insurance in Tallahassee, Florida.

- The average rental rate on new leases signed during the first nine months was $20.58 per usable square foot and the weighted average term of these leases was 77 months.

- The Company's average rental rate on its entire portfolio increased by 6.3% to $17.87, from $16.81 per square foot at September 30, 1999.

DEVELOPMENT ACTIVITY

- At September 30, 2000, two buildings containing approximately 181,000 feet in two markets were under construction and were 35% pre-leased.

Currently, Koger Equity owns 20 suburban office parks and four freestanding buildings, containing 11.4 million feet, located in 13 cities in the Southeast and Southwest. The properties owned on September 30, 2000, including acquisitions and new development, were 90% leased. Excluding the four buildings which were in the lease-up period at September 30, 2000, the remainder of the Company's buildings were on average 92% leased.


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For more information about Koger Equity, Inc., please visit our website at
www.koger.com. You may also obtain a copy of the Company's third quarter 2000 Supplemental Information by contacting Investor Relations, at 904/732-1000, or on our website.

The foregoing message contains forward-looking statements concerning 2000. The actual results of operations for 2000 could differ materially from those projected because of factors affecting the financial markets, reactions of the Company's existing and prospective investors, the ability of the Company to identify and execute development projects and acquisition opportunities, the ability of the Company to renew and enter into new leases on favorable terms, and other risk factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cautionary Statement Relevant to Forward-Looking Information for Purpose of the `Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in the Company's Annual Report on Form 10-K/A for the Fiscal Year Ended December 31, 1999.


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KOGER EQUITY, INC.
Selected Income Information
(In Thousands except per Share Data)


                                                                       For the                          For the
                                                                  Three Months Ended               Nine Months Ended
                                                                 --------------------          ------------------------
                                                                 9/30/00      9/30/99          9/30/00         9/30/99
                                                                 -------      -------          --------        --------
  Rental and other rental services revenues                      $40,750      $39,157          $124,287        $116,340
  Total revenues                                                  41,774       40,458           126,372         119,276
  Property operations expense                                     16,267       16,272            47,964          46,240
  Depreciation and amortization expense                            8,760        8,445            25,886          23,734
  Mortgage and loan interest expense                               6,882        5,301            20,559          16,313
  General and administrative expense                               2,001        2,192            16,088           6,246
  Gain on sale or disposition of assets                            2,033        3,861             6,437           3,865
  Net income                                                     $ 9,346      $11,538          $ 20,541        $ 28,412
  Earnings per share:
     Basic                                                       $  0.35      $  0.43          $   0.77        $   1.07
     Diluted                                                     $  0.35      $  0.43          $   0.76        $   1.05
  Weighted average shares:
     Basic                                                        26,710       26,725            26,707          26,664
     Diluted                                                      26,920       27,101            26,991          27,003
  Funds from operations:
     Net income                                                  $ 9,346      $11,538          $ 20,541        $ 28,412
     Depreciation - real estate                                    7,889        7,204            23,348          21,007
     Amortization - deferred tenant costs                            500          874             1,431           1,702
     Amortization - goodwill                                          43           42               128             127
     Minority interest                                               361          250               992             926
     Gain on sale or disposition:
        Operating properties                                      (1,709)      (3,861)           (6,385)         (3,861)
        Non-operating assets                                        (324)          --               (52)             (4)
                                                                 -------      -------          --------        --------
           Funds from operations                                 $16,106      $16,047          $ 40,003        $ 48,309
                                                                 =======      =======          ========        ========
  Weighted average shares/units outstanding - diluted             27,920       28,101            27,991          28,003
  Funds from operations, per diluted share/unit                  $  0.58      $  0.57          $   1.43        $   1.73


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